Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Investor Contacts:
richard leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Media Contact:
lori conrad
DIRECTOR, EXTERNAL COMMUNICATIONS
lconrad@masonite.com
817.366.2713

Masonite International Corporation Appoints Barry A. Ruffalo to Board of Directors

(Tampa, FL, July 27, 2021) - Masonite International Corporation (NYSE: DOOR) today announced that Barry A. Ruffalo has been appointed to the company’s Board of Directors effective immediately. His appointment expands the Board from ten to eleven members.
"Barry brings extensive experience in operational excellence and innovation," said Robert J. Byrne, chairman of the Board of Directors. "We welcome him to the Masonite Board of Directors and we look forward to benefiting from his insights and expertise."
Mr. Ruffalo has served as President and CEO of Astec Industries, Inc., a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production, since August 2019. From 2015 to 2019, he held various leadership roles with Valmont Industries, a global provider of engineered products and services for infrastructure and equipment for agriculture. Mr. Ruffalo also previously served as President of the irrigation and of the infrastructure divisions of Lindsay Corporation, a global manufacturer and distributor of irrigation and infrastructure equipment and technology. He holds a Master of Science in industrial engineering from the University of Wisconsin-Madison.

masonite.com

About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 7,600 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.
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